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                                                                    EXHIBIT 99.8

          THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND BLUE SKY LAWS.

                                  DYNTEK, INC.

                             SECURED PROMISSORY NOTE

Note No. 2006-01
$5,300,000                                                         March 8, 2006

          FOR VALUE RECEIVED, subject to the terms and conditions of this Note (the "Note"), DynTek, Inc., a Delaware corporation with its principal offices located at 19700 Fairchild Road, Suite 230, Irvine, California (the "Borrower"), hereby promises to pay to the order of Lloyd I. Miller, III (the "Holder") with his principal office located at 4550 Gordon Drive, Naples, Florida, 34102, the principal sum of Five Million Three Hundred Thousand Dollars ($5,300,000), in lawful money of the United States and in immediately available funds, on March 1, 2010 or, if such day is not a regular business day, on the next business day thereafter, with all accrued but unpaid interest (as provided below) to such date (the "Maturity Date"). Subject to the terms and conditions of this Note (including without limitation Section 5(f)), the Borrower also promises to pay to the Holder interest accrued on the outstanding unpaid principal amount hereof until such principal amount is paid at the rate of eight percent (8%) per annum, compounding quarterly, from the date hereof. The said interest shall become due quarterly in arrears and shall be payable on the last day of each fiscal quarter (each, an "Interest Payment Date") in respect of the immediately preceding completed fiscal quarter. The first Interest Payment Date will be June 30, 2006. At the Borrower's sole option, all interest payments due and payable through March 31, 2009 may be paid in kind at the rate of eleven percent (11%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. Principal will be amortized over three years and payable, as set forth on Schedule A, in equal monthly installments on the last day of each month beginning on March 31, 2009, with the balance to be paid in full on the Maturity Date. All interest payments due and payable after March 31, 2009 must be paid in cash.

          This Note is one of the Notes issued pursuant to that certain Note Purchase

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Agreement dated March 8, 2006 among the Borrower and the purchasers named therein (the "Note Purchase Agreement") and shall be entitled to the benefits thereof. This Note is secured by a security interest in all of the assets of Borrower as described more fully in that certain Security and Pledge Agreement (the "Security Agreement") executed by Borrower and the holders thereto and dated as of the date hereof.

          1. Definitions. Unless the context otherwise requires, the following terms shall have the following respective meanings:

          "Borrower" has the meaning ascribed to such term in the first paragraph of this Note.

          "Event of Default" has the meaning ascribed to such term in Section 4(a) of this Note.

          "Holder" has the meaning ascribed to such term in the first paragraph of this Note.

          "Maturity Date" has the meaning ascribed to such term in the first paragraph of this Note.

          "Note" has the meaning ascribed to such term in the first paragraph of this instrument.

          "Note Purchase Agreement" has the meaning ascribed to such term in the second paragraph of this Note.

          "Security Agreement" has the meaning ascribed to such term in the second paragraph of this Note.

          2. Accounting Terms. All accounting terms not specifically defined in this Note shall be construed in accordance with United States generally accepted accounting principles and, if applicable, consistent with those applied in the preparation of the financial statements of the Borrower.

          3. Prepayment. The Note may be paid prior to the Maturity Date only as provided in Section 1.06 the Note Purchase Agreement, which section is incorporated herein by reference.

          4. Events of Default.

               (a) Events Constituting An Event of Default. Any of the events set forth in Section 1.15 of the Note Purchase Agreement, which section is incorporated herein by reference, shall constitute an "Event of Default" under this Note.


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               (b) Consequences of an Event of Default. Upon the occurrence of an Event of Default or at any time thereafter, the registered holder of the Note may, by notice to the Borrower, declare the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts will become and be forthwith due and payable (unless there will have occurred an Event of Default under subsection 1.15(e) of the Notice Purchase Agreement, in which case all such amounts will automatically become due and payable) without offset or counterclaim of any kind and without presentment, demand, protest or further notice of any kind, and without regard to the running of the statute of limitations, all of which are by this Note expressly waived by the Borrower.

          5. General Matters.

               (a) Applicable Law. This Note shall be governed by the internal laws (and not the law of conflicts) of the State of California.

               (b) Fees and Expenses. In the event that any suit or action is instituted to enforce any provision under this Note, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. Notwithstanding the foregoing, the Borrower agrees to pay and hold Holder harmless against liability for the payment of the reasonable fees and expenses of Holder (including, without limitation, attorneys' fees and expenses and out of pocket expenses of Holder and its representatives, including, without limitation, fees and expenses for travel, background investigations and outside consultants) arising in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

               (c) Amendment or Waiver. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Holder.

               (d) Headings. The headings in this Note are for purposes of convenience of reference only, and shall not be deemed to constitute a part of this Note.

               (e) Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be sent to the address of the party set forth in the Note Purchase Agreement. Any notice, request, consent or other communication hereunder shall be deemed to have been given and received on the day on which it is delivered (by any means including personal delivery, overnight air courier, United States mail) or


                                      -3-

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telecopied (or, if such day is not a business day or if the notice, request, consent or communication is not telecopied during business hours of the intended recipient, at the place of receipt, on the next following business day). Any of the parties hereto may, by notice given hereunder, designate any further or different address and/or number to which subsequent notices or other communications shall be sent. Unless and until such written notice is received, the addresses and numbers as provided herein shall be deemed to continue in effect for all purposes hereunder.

               (f) Usury Limitation. In no event shall the amount paid or agreed to be paid to the Holder for the use or forbearance of money to be advanced hereunder exceed the highest lawful rate permissible under the then applicable usury laws. If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Holder may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest or, if all principal shall previously have been paid, promptly repaid by the Holder to the Borrower.

               (g) Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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          IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the day and year first above written.

                                        DYNTEK, INC.,
                                        a Delaware corporation


                                        By: C.W. Zublin, Jr.
                                            ------------------------------------
                                        Name: C.W. Zublin, Jr.
                                        Title: C.E.O.


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                                   Schedule A

                          [SET FORTH PAYMENT SCHEDULE]